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                                                                    Exhibit A-66

                              ARTICLES OF AMENDMENT

FORM BCA - 10.30                             FILE 5948-0308
Rev. Jan. 1995

George H. Ryan
Secretary of State
Department of Business Services

    9.  CORPORATION NAME: NI Product Development Company

    10. MANNER OF ADOPTION OF AMENDMENT:

        The following amendment of the Articles of Incorporation was adopted on January 14, 1998 in the manner indicated below.

        __ By a majority of the incorporations, provided no directors were named in the articles of incorporation and no directors have been elected;

        __ By a majority of the board of directors, in accordance with Section 10.10, the corporation having issued no shares as of the time of adoption of this amendment;

        __ By a majority of the board of directors, in accordance with Section 10.15, shares having been issued but shareholder action not being required for the adoption of the amendment;

        __ By the shareholder, in accordance with Section 10.20, a resolution of the board of directors having been duly adopted and submitted to the shareholders. At a meeting of shareholders, not less than the minimum number of votes required by statute and by the articles of incorporation were voted in favor of the amendment;

        __ By the shareholders, in accordance with Sections 10.20 and 7.10, a resolution of the board of directors having been duly adopted and submitted to the shareholders. A consent in writing has been signed by the shareholders having not less than the minimum number of votes required by statute and by the articles of incorporation. Shareholders who have not consented in writing have been given notice in accordance with Section 7.10.

        _x_ By the shareholders, in accordance with Sections 10.20 and 7.10, a resolution of the board of directors having been duly adopted and submitted to the shareholders. A consent in writing has been signed by all the shareholders entitled to vote on this amendment.

    11. TEXT OF AMENDMENT"

            a. When amendment effects a name change, insert the new corporate name below. Use page 2 for all other amendments.

            Article I: the name of the corporation is;

                                  Progeni, Inc.

            b. If amendment effects the corporate purpose, the amended purpose is required to be set forth in its entirety.

    12. The manner, if not set forth in Article 3b, in which any exchange, reclassification or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, provided for or effective by this amendment, is as follows:

                No change

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    13. a. The manner, if not set forth in Article 3b, in which said amendment effects a change in the amount of paid-in capital is as follows:

                No change

        b. The amount of paid-in capital as changed by this amendment is as follows:

    14. The undersigned corporation has caused this statement to be signed by its duly authorized officers, each of whom affirms, under penalties of perjury, that the facts stated herein are true.

        Dated: January 14, 1998            NI Product Development Company

        Attested by /s/ Nina M. Rausch     by /s/ Barbara Haas
        Secretary                          President